Exhibit 23

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the previously filed Registration Statement on Form S-3 (Nos. 33-58361) of Aristar, Inc. of our report dated January 15, 1996, except as to the transfer of Great Western Financial Services as described in Note 3, which is as of April 30, 1996, which appears in this Quarterly Report on Form 10-Q/A dated June 11, 1996 of Aristar, Inc. We also consent to the incorporation by reference of our report relating to the financial statements of Great Western Financial Services dated May 24, 1996, which also appears in this Quarterly Report on Form 10-Q/A dated June 11, 1996 of Aristar, Inc.



PRICE WATERHOUSE LLP
Tampa, Florida
June 11, 1996